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                      October 22, 2020

       Adrian Calaza
       Chief Financial Officer
       TIM Participac  es S.A.
       Jo  o Cabral de Melo Neto Avenue
       850-North Tower-12th Floor
       22775-057 Rio de Janeiro, RJ, Brazil

                                                        Re: TIM Participac  es
S.A.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed May 1, 2020
                                                            File No. 001-14491

       Dear Mr. Calaza:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology